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Exhibit 10.4

STATE NATIONAL BANCSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

STATE NATIONAL BANCSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I.

        Section 1.01.    Establishment of Plan.    State National Bancshares, Inc. (the "Company") hereby establishes, effective as of July 1, 2002, a supplemental retirement plan for certain Participants (as defined below), which shall be known as the STATE NATIONAL BANCSHARES,  INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan"). With respect to Participants participating in this Plan, this Plan supersedes any existing plans which provide or provided the same or similar Benefits unless specifically continued by the Board.

        Section 1.02.    Purposes.    The purposes of this Plan are to enable the Company and its Affiliates (as defined below) to attract and retain employees of outstanding competence and to provide additional retirement benefits for such employees. This Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Without limiting the generality of the forgoing, and notwithstanding any provision hereof to the contrary, all references herein and in any Agreement to a "Policy" are designed solely for the purpose of calculating a Participant's Benefit hereunder, and the Company has no obligation to purchase a Policy and, if purchased, neither such Participant nor such Participant's Beneficiary will have any right, title or interest in such Policy and, without limitations, shall have rights under the Plan and Agreement which are no greater than those of an unsecured creditor of the Company.

ARTICLE II.
DEFINITIONS

        Section 2.01.    Affiliates shall mean any direct or indirect subsidiary of the Company adopting this Plan.

        Section 2.02.    Agreement shall mean the "State National Bancshares, Inc. Supplemental Executive Retirement Plan Agreement" as entered into between an Employer and each Participant in this Plan, and each of which (i) will set forth an Adjustment Percentage, a Vesting schedule, and such other information as the Compensation Committee may determine, and (ii) will have an Appendix A attached. Nothing herein shall limit the Employer's right or ability to enter into more than one Agreement with a Participant, and all references hereunder shall be deemed to refer separately to each Agreement of such Participant, so that, without limitation, a Participant's Benefits hereunder as a result of entering into a particular Agreement shall be computed as if such Agreement was the Participant's only Agreement hereunder and, without limitation, such Participant's total Benefits at any time of reference shall be equal to the sum of his Benefits, computed separately with respect to each of his Agreements, under each of his Agreement in effect at the time of reference.

        Section 2.03.    Adjusted Net Credit Rate shall mean, for each Policy for each Plan Year, (i) the "net credit rate" percentage (however designated in such Policy) paid by the issuing insurance companies with respect to such Policy with respect to such Plan Year, as reasonably determined by the Compensation Committee based on the terms and provisions of such Policy and information from each respective issuing insurance company, reduced by the excess (if any) of (ii) one percent (1%), over (iii) the quotient of (a) the expenses which the Compensation Committee determines to be allocable to such Policy, divided by (b) the cash value of the Policy on the last day of the preceding Plan Year.

        Section 2.04.    Adjustment Percentage shall mean the percentage as so designated in a Participant's Agreement.

        Section 2.05.    Average After-Tax Policy Rate shall be determined with respect to each Participant for each Plan Year, and shall mean a percentage equal to the product of (i) such Participant's Adjusted Net Credit Rate, multiplied by (ii) one (1) minus the Tax Rate for such Plan Year.

        Section 2.06.    Beneficiary shall mean the person, persons, or estate of a Participant, entitled to receive any Benefits as a result of the death of a Participant under this Plan or any Policy issued hereunder.

        Section 2.07.    Benefit(s) shall mean, collectively, all of the benefits which, under the terms of the Plan and Agreement of reference are, or may become, payable to a Participant; provided, further, that where reference to a particular Benefit is intended, reference will be made to the specific Benefit.

        Section 2.08.    Board shall mean the board of directors of the Company unless otherwise indicated or the context otherwise requires.

        Section 2.09.    Change of Control shall mean and shall be deemed to have occurred for purposes of this Plan on the first to occur of the following:

          (a)   a change in the ownership of the capital stock of the Company where a corporation, person, or group acting in concert, (a "Person"), other than (i) a Person who is a current owner or director or a Person controlled by a current owner or director or (ii) any savings, pension or other benefit plan for the employees of the Company or its subsidiaries, holds or acquires, directly or indirectly, beneficial ownership of a number of shares of capital stock of the Company which constitutes fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors. For purposes of this Subsection (a), the purchasers of capital stock of the Company in an initial or subsequent public offering shall not be deemed to be a "group acting in concert";

          (b)   the persons who were members of the Board immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing, cease to constitute a majority of the Board;

          (c)   the effective date of a merger, consolidation, or reorganization plan that is adopted by the Board involving the Company in which the Company is not the surviving entity and the shareholders of the Company own less than fifty-one percent (51%) of the combined voting power of the surviving entity entitled to vote generally in the election of directors immediately after such effective date;

          (d)   the effective date a sale of all or substantially all of the assets of the Company. For purposes of this Plan, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person (other than a current owner or director) acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to fifty-one percent (51%) of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions;

          (e)   a tender offer or exchange offer is made by any Person (other than a current owner) which is successfully completed and which results in such Person beneficially owning either fifty-one percent (51%) or more of the Company's outstanding shares of capital stock or shares of capital stock having fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding capital stock, and sufficient shares are acquired under the offer to cause such Person to own fifty-one percent (51%) or more of such voting power; or

          (f)    any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section.

        Section 2.10.    Company shall mean State National Bancshares, Inc.

        Section 2.11.    Compensation Committee shall mean the Compensation Committee of the Board authorized pursuant to Section 3.02 to manage and administer this Plan.

        Section 2.12.    Cost of Funds Expense shall be determined as of the last day of each Plan Year, and shall mean the product of (i) multiplied by (ii), where (i) is the sum of (a) the Premiums, plus (b) the sum of all previous Plan Year's Cost of Funds Expense, and where (ii) is the Average After-Tax Policy Rate.

        Section 2.13.    Effective Date shall mean July 1, 2002.

        Section 2.14.    Employee shall mean any person who is in the regular full-time employment of an Employer.

        Section 2.15.    Employer shall mean the Company and/or an Affiliate which is employing an Employee as determined by the personnel rules and practices of the Company and/or an Affiliate. The term Employee shall not include persons retained by the Company and/or an Affiliate who are solely retained as consultants.

        Section 2.16.    Policy Earnings shall mean, for each Plan Year, the after-tax income of a Participant's Policy with respect to such Plan Year as defined by FASB Technical Bulletin 85-4, applied as though the Policy were purchased on the Effective Date.

        Section 2.17.    Policy Earnings Adjustment Factor shall mean, for each Plan Year, the excess of (i) the Participant's Adjustment Percentage, over (ii) the maximum Federal income tax rate in effect for taxpayers such as the Company with respect to such Plan Year.

        Section 2.18.    Policy Earnings Retirement Benefit shall mean, for each Plan Year, the quotient of (i) the excess (if any) of (a) a Participant's Policy Earnings for such Plan Year, over (b) such Participant's Cost of Funds Expense for such Plan Year, divided by (ii) such Participant's Policy Earnings Adjustment Factor.

        Section 2.19.    Normal Retirement Age shall mean Participant's sixty-fifth (65th) birthday.

        Section 2.20.    Normal Retirement Date shall mean the Participant's Termination of Service for any reason on or after attaining his Normal Retirement Age..

        Section 2.21.    Participant shall mean an Employee (i) who is selected to participate in this Plan by the Compensation Committee, (ii) who agrees to be bound by the terms of this Plan as evidenced by such Participant's execution of an Agreement, and (iii) continues to have unpaid Benefits hereunder.

        Section 2.22.    Plan shall mean this State National Bancshares, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

        Section 2.23.    Plan Year shall mean the period from the Effective Date to the following December 31st, and thereafter shall mean calendar year.

        Section 2.24.    Policy shall mean, collectively, each contract of life insurance described in Appendix A of a Participant's Agreement as either (i) shall be actually purchased and maintained by the Employer on the life of such Participant, or (ii) if one or more of such contracts are not actually purchased (or are subsequently surrendered or lapse), the Company agrees that it shall make arrangements to receive annual insurance contract illustrations that assume such insurance contract(s) have been purchased and remain in effect at the time of reference. Without limitation, all calculations hereunder that relate to or rely on such "Policy" shall be made in the same manner, and shall have the same effect, as though each insurance contract described in Appendix A has been purchased and remains in effect. Notwithstanding any provision hereof to the contrary, where references are made hereunder to terms that may vary among contracts composing a Policy including, without limitation, such terms as "net credit rate," "after-tax income," "Premiums," "Cost of Funds Expense," and similar, the meaning and amount of such terms shall be determined by (iii) determining the meaning or amount separately for each insurance contract composing the Policy, and (iv) then aggregating such amounts determined under (iii), with the result that each such term shall be deemed to refer only to such aggregate determined under (iv); provided, further, without limitation, that the calculations under (iii) and (iv) shall be made in the sole discretion of the Compensation Committee, but who shall be required to treat each Participant similarly situation in a consistent manner.

        Section 2.25.    Premiums shall mean, with respect to each Participant at the time of reference, the aggregate premiums paid (or which would have been paid during periods in which the Policy is not in effect) by the Company to purchase a Policy.

        Section 2.26.    Pre-Retirement Account shall mean an account which will be maintained on the books of the Employer and to which, as of the last day of each Plan Year preceding the Participant's Normal Retirement Date, shall be credited a Participant's Policy Earnings Retirement Benefit for such Plan Year and from which shall be deducted all Benefits paid to such Participant with respect to such Plan Year; provided, further, without limitation, that any such crediting will terminate upon the Participants Termination of Service.

        Section 2.27.    Retirement shall mean a Participant's Termination of Service with an Employer if, and only if, it occurs on or after such Participant has attained his Normal Retirement Age.

        Section 2.28.    Tax Rate shall mean, for each Plan Year, the Company's combined marginal income tax rate with respect to such Plan Year, without limitation, as reasonably determined by the Compensation Committee.

        Section 2.29.    Termination of Service shall mean the Participant's ceasing to be employed by an Employer for any reason.

        Section 2.30.    Vest, Vested, and similar terms shall mean the percentage, which shall be set forth in his Agreement, of a Participant's Pre-Retirement Account to which he shall be entitled under the existing circumstances upon a Termination of Service prior to attaining his Normal Retirement Age.

ARTICLE III.
ADMINISTRATION

        Section 3.01.    Administration of the Plan.    This Plan shall be administered by the Compensation Committee of the Board. If no Compensation Committee then exists, the Board shall act as the Compensation Committee. All references herein to administration of this Plan will refer to the Compensation Committee, and not the Board, unless otherwise provided.

        Section 3.02.    Operation of Compensation Committee.    Subject to Section 3.01, the Compensation Committee shall be appointed by the Board, and the Board may from time to time appoint members of the Compensation Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Compensation Committee. A majority of its members shall constitute a quorum of the Compensation Committee. All determinations of the Compensation Committee shall be made by a majority of such quorum. Any decision or determination reduced to writing and signed by all members of the Compensation Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Compensation Committee shall also have express authorization to hold Compensation Committee meetings by means of telephone conference or other similar communications equipment by means of which all persons participating in the meeting can hear each other.

        Section 3.03.    Compensation Committee Decisions.    Decisions and determinations made by the Compensation Committee shall be final and binding upon all parties, including the Company and/or Affiliate, Participants, and Employees. Subject to the express provisions of this Plan, the Compensation Committee shall, in its sole discretion have complete authority to: (a) interpret this Plan; (b) to establish, modify and amend any rules and regulations adopted by the Compensation Committee relating to this Plan; and (c) to make any other determinations it believes necessary or advisable for the administration of this Plan.

        Section 3.04.    Compensation Committee Powers.    Subject to the express provisions in Section 4.01 hereof, the Compensation Committee shall have exclusive power to select in its sole discretion those Employees employed by the Company and/or the Affiliate who will participate in this Plan and who will be eligible to receive Benefits under this Plan. In making such determination, the Compensation Committee may take into account the nature of the services rendered by the respective Employees, their present and potential contributions to the success of the Company and/or the Affiliate, and such other factors as the Compensation Committee in its discretion shall deem relevant.

        Section 3.05.    Compensation Committee Conflicts of Interest.    Notwithstanding any other provision of this Plan, no member of the Compensation Committee shall participate in any manner in a determination to allow such member to become a Participant in this Plan or provide to such member Benefits under Article IV hereof, or in the determination of the terms and conditions thereof.

        Section 3.06.    Delegation of Responsibilities.    The responsibilities of each member of the Compensation Committee may be specified by the Board. In the event no such delegation is made by the Board, the members of the Compensation Committee may delegate the responsibilities among themselves, in which event the Compensation Committee shall notify the Board in writing of such action and specify the responsibilities of each member. The Board thereafter shall accept and rely upon any documents executed by the appropriate member or until such time as the Board and the members of the Compensation Committee file with the Board a written revocation of such designation.

        Section 3.07.    Duties of the Compensation Committee.    The primary responsibility of the Compensation Committee is to administer this Plan for the exclusive benefit of Participants and their Beneficiaries, subject to the specific terms of this Plan. The Compensation Committee shall administer this Plan in accordance with its terms and shall have the power and discretion to construe the terms of this Plan and to determine all questions arising in connection with the administration, interpretation, and application of this Plan. Any such determination by the Compensation Committee shall be conclusive and binding upon all persons. The Compensation Committee may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of this Plan. The Compensation Committee shall have all powers necessary or appropriate to accomplish their duties under this Plan.

        The Compensation Committee shall be charged with the duties of the general administration of this Plan, including, but not limited to, the following:

          (a)   to determine, in its sole discretion, the eligibility of Employees to participate or remain a Participant pursuant to Section 4.01 and to receive Benefits under this Plan;

          (b)   to maintain all necessary records for the administration of this Plan;

          (c)   to interpret the provisions of this Plan and to make and publish such rules for regulation of this Plan as are consistent with the terms hereof;

          (d)   to determine the size and type of any Policy to be purchased from any insurer, and to designate the insurer from which such contract shall be purchased;

          (e)   to compute and certify to the Board from time to time the premiums and other amounts to be paid under each Policy held hereunder; and

          (f)    to assist any Participant regarding his rights, Benefits, or elections available under this Plan.

        Section 3.08.    Records and Reports.    The Compensation Committee shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of this Plan, and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries and others as required by law.

        Section 3.09.    Appointment of Agents.    The Compensation Committee may engage accountants, legal counsel, specialists, advisors, actuaries, and other persons as the Compensation Committee deems necessary or desirable in the connection with the administration of this Plan.

        Section 3.10.    Information From Company.    To enable the Compensation Committee to perform their functions, the Company and/or the Affiliate shall supply full and timely information to the Compensation Committee on all matters relating to the compensation of all Participants, their hours of service, their years of service, their Retirement, death, Disability, or termination of employment, and such other pertinent facts as the Compensation Committee may require. The Compensation Committee may rely upon such information as is supplied by the Company and/or the Affiliate and shall have no duty or responsibility to verify such information.

        Section 3.11.    Payment of Expenses.    All expenses of administration of the Plan shall be paid by the Company and/or the Affiliate. Such expenses shall include any expenses incident to the functioning of the Compensation Committee, including, but not limited to, fees of accountants, counsel, advisors, actuaries, and other specialists and their agents, and other costs of administering this Plan.

        Section 3.12.    Claims Procedure.    If any Benefits become payable under this Plan, the Participant (or designated Beneficiary in the case of the Participant's death) shall file a claim for Benefits by notifying the Compensation Committee in writing. If the claim is wholly or partially denied, the Compensation Committee shall provide a written notice within sixty (60) days specifying the reason for the denial, the appropriate provisions on which the denial is based, and additional material or information necessary to receive Benefits, if any. Such written notice shall indicate the steps to be taken if a review of the denial is desired. All notices to be filed with the Compensation Committee, or any Employer, shall be filed at [Company address], Attention: Compensation Committee.

        If a claim is denied and a review is desired, the Participant (or designated Beneficiary in the case of the Participant's death) shall notify the Compensation Committee in writing within sixty (60) days after receipt of a written notice of a denial of a claim. In requesting a review, the Participant or Beneficiary may review any appropriate documents and submit any written issues and comments he or she feels are appropriate. The Compensation Committee shall then review the claim and provide a written decision within sixty (60) days of receipt of a request for review. This decision shall state the specific reasons for the decision and shall include references to specific provisions on which the decision is based.

        If the determination reached by the Compensation Committee is unacceptable by the Participant (or designated Beneficiary), the Participant (or designated Beneficiary) shall be subject to mandatory arbitration as more fully described in such Participant's Agreement.

ARTICLE IV.
PARTICIPATION

        Section 4.01.    Participation.    Participants shall be selected by the Compensation Committee from Employees of the Company and/or any Affiliate. No Employee shall be excluded because he or she is also a member of the Board. An Employee shall not become a Participant hereunder unless and until such Employee and his Employer have executed an Agreement.

ARTICLE V.
BENEFITS

        Section 5.01.    Death.    Notwithstanding any provision hereof to the contrary, if a Participant dies while there is a balance in such Participant's Pre-Retirement Account, one hundred percent (100%) of the unpaid balance in such Participant's Pre-Retirement Account (including the amount, if any, remaining to be paid under Section 5.02(a)) shall be paid in a lump sum to such Participant's Beneficiary. Any payment due hereunder shall be paid on or before the first day of the second month following such Participant's death (and receipt of all paperwork necessary to process any Benefit owning hereunder).

        Section 5.02.    Retirement Benefits.    A Participant who remains continuously in the employ of the Company until his Normal Retirement Date shall be entitled to receive the following Benefits at the following times:

          (a)   Such Participant shall receive the balance in his Pre-Retirement Account determined as of the last day of the Plan Year prior to the Plan Year in which occurs his Normal Retirement Date, such balance to be paid in fifteen (15) equal annual installments, the first installment to be paid 30 days following the date of such Participant's Normal Retirement Date, and the remaining installments being paid on the first day of each Plan Year.

          (b)   As of the first day of each Plan Year (and as soon as reasonably possible), commencing with the Plan Year immediately following the Plan Year in which his Normal Retirement Date occurs, and ending with the Plan Year in which his death occurs, such Participant shall be paid an amount equal to his Policy Earnings Retirement Benefit earned in the immediately preceding Plan Year. Without limitation, the Company's obligation to make the payments described in this Section 5.02(b) to Participants who have attained Normal Retirement Age prior to the amendment or termination of the Plan, may not be reduced, directly or indirectly, by such amendment, and will survive the termination of this Plan.

        Section 5.03.    Termination of Service.    Should a Participant suffer a Termination of Service prior to attaining his Normal Retirement Age, such Participant shall be entitled to receive the then Vested portion of such Participant's Pre-Retirement Account in a single lump sum cash payment thirty (30) days following such Participant's Termination of Service (and receipt of all paperwork necessary to process any Benefit owning hereunder).

        Section 5.04.    Change in Control.

          (a)   Effective on the date of a Change in Control, each Participant shall fully Vest in his or her Pre-Retirement Account.

          (b)   Without limiting the generality of Section 5.04(a), if the Plan is continued subsequent to a Change in Control, each Participant shall receive the Benefits due under this Plan pursuant to the terms hereof. If the acquiring entity terminates the Plan, or adopts an amendment which has the effect of reducing Benefits which otherwise would accrue to a Participant during periods subsequent to the effective date of such amendment, then each affected Participant, in addition to any other Benefits he may earn hereunder, shall be entitled to receive one hundred percent

  (100%) of the balance in such affected Participant's Pre-Retirement Account payable to the Participant in a single lump sum payment thirty (30) days following the effective date of the termination, or amendment causing such reduction, as applicable.

        Section 5.05.    Termination of Plan.    In the event an Employer (including, without limitation, the Company) terminates its participation in this Plan for any reason, including without limitation, its participation with respect to one or more (but less than all) of its Employees who are Participants, then amounts credited to the Pre-Retirement Accounts of affected Participants shall fully Vest on the date of termination; provided, further, without limitation, that the termination of the Plan shall not terminate the obligations of the Company which expressly survive such termination including, but not limited to, the obligation to pay Vested amounts in each Participants Pre-Retirement Account, and the obligation to continue to pay Policy Earnings Retirement Benefits to Participants who have reached their Normal Retirement Age prior to the date of such termination, which obligations shall survive the termination of the Plan.

ARTICLE VI.
PARTICIPANT COVENANTS—FORFEITURE

        Notwithstanding any other provision of this Plan or any Participant's Agreement to the contrary, in the event a Participant violates any provision of this Article VI (i) all Benefits otherwise owing to a Participant hereunder shall be immediately, and permanently, forfeited, and (ii) in addition to forfeiture of Benefits, the Company and/or the Affiliate may enforce the provisions of this Article VI to fullest extent permitted by law.

        Section 6.01.    Nondisclosure.    The Company and/or the Affiliate have provided and will provide the Participant with access to confidential, proprietary, and highly sensitive information relating to the business of the Company and the Affiliate which is a competitive asset of the Company and/or the Affiliate, which may include, without limitation, information pertaining to: (i) the identities of customers with which or whom the Company and/or the Affiliate do or seek to do business, as well as the point of contact persons and decision-makers at these customers; (ii) the identities of the vendors and suppliers with which or whom the Company and/or the Affiliate do or seek to do business, as well as the point of contact persons and decision-makers at these vendors and suppliers; (iii) the volume of business and the nature of the business relationship between the Company and/or the Affiliate and their customers, vendors and suppliers; (iv) the particular product, service, and pricing preferences of existing and potential customers; (v) the financing methods employed by and arrangements between the Company and/or the Affiliate and their existing or potential customers, vendors, or suppliers; (vi) the pricing of the Company's and/or the Affiliate's products and services, including any deviations from its standard pricing for particular customers, vendors, or suppliers; (vii) the Company's and/or the Affiliate's costs, expenses, and overhead associated with the creation, production, delivery and maintenance of its products and services; (viii) the Company's and/or the Affiliate's business plans and strategy, including territory assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, and industry analyses; (ix) information regarding the Company's and/or the Affiliate's employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (x) financial information about the Company and/or the Affiliate; (xi) the Company's and/or the Affiliate's financial results and business conditions; and (xii) computer programs and software developed by the Company and/or the Affiliate or their consultants. The confidential, proprietary, and highly sensitive information is hereinafter referred to as "Proprietary Information." Proprietary Information shall include only such information of which Participant has specific knowledge.

          (a)   Proprietary Information does not include information or know-how which: (1) was in the Participant's possession prior to its disclosure to him by the Company and/or the Affiliate (as shown by competent written evidence in the Participant's files and records immediately prior to the time of disclosure); or (2) is approved for release by written authorization of the Company and/or the Affiliate.

          (b)   The Company and/or the Affiliate will disclose Proprietary Information to the Participant in order to enable him to perform his duties for the Company and/or the Affiliate. The unauthorized disclosure of Proprietary Information could place the Company and/or the Affiliate at a competitive disadvantage. Consequently, the Participant shall not: (1) use, at any time, any Proprietary Information for his own benefit or for the benefit of any person, entity, or corporation other than the Company and/or the Affiliate; or (2) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Company and/or the Affiliate, except in the performance of the duties assigned to him by the Company and/or the Affiliate, at any time prior or subsequent to the termination of his employment with the Affiliate, without the express, written consent of the Company and the Affiliate. The Participant shall not make copies, except in the performance of the duties assigned to him by the Company and/or the Affiliate, of any Proprietary Information, except as authorized in writing by the Company and the Affiliate.

          (c)   Any and all items or documents, including items or documents containing Proprietary Information, furnished by the Company and/or the Affiliate or otherwise acquired or developed by the Participant in connection with his employment or association with the Company and/or the Affiliate (collectively, "Recipient Materials") shall at all times by the property of the Company and the Affiliate. Within twenty-four (24) hours after the termination of his employment or association with the Company and/or the Affiliate, the Participant shall return to the Company and the Affiliate any Recipient Materials that are in his possession, custody, or control.

        Section 6.02.    Nonsolicitation and Noncompetition.    The Participant has received and will receive specialized knowledge and training and Proprietary Information (as outlined above) from the Company and/or the Affiliate during the term of this Plan, and such knowledge, training, and/or Proprietary Information would provide an unfair advantage if used to compete with the Company and/or the Affiliate. Participant shall not, while Participant is employed with the Affiliate and/or the Company and (i) following his Retirement, for the period during which Benefits are being paid hereunder, and (ii) following his Termination of Employment for any reason other than Retirement, for a period of 24 months, directly or indirectly, individually or as an owner, lender, consultant, adviser, independent contractor, employee, partner, officer, director or in any other capacity, alone or in association with other persons or entities, own, assist, finance, participate in or be employed within a fifty (50) mile radius of any office or branch of the Company or any Affiliate by: (iii) any National or State chartered financial institution or financial holding company; or (iv) any business or other endeavor that is in direct competition with the Company or the Affiliate in any business that the Company or the Affiliate was engaged in during Participant's employment. Because Participant has developed and/or may develop considerable personal contacts with the clients served by the Company or the Affiliate during his employment with the Affiliate and/or the Company, Participant shall not, while Participant is employed with the Affiliate and/or the Company and (v) following his Retirement, for the period during which Benefits are being paid hereunder, and (vi) following his Termination of Employment for any reason other than Retirement, for a period of 24 months, either directly or indirectly, solicit individuals or other entities that are customers or potential customers (as defined below) of the Affiliate or the Company for Affiliating services or any other services which are in competition with the services provided by the Affiliate or the Company during Participant's employment. While Participant is employed with the Affiliate and/or the Company and (vii) following his Retirement, for the period during which Benefits are being paid hereunder, and (viii) following his Termination of Employment for any reason other than Retirement, for a period of 24 months, Participant shall not, either directly or indirectly, solicit any employee or other independent contractor of the Company or the Affiliate to terminate his employment or contract with the Company or the Affiliate. For the purposes of this Plan, the term "potential customer" shall mean any person or entity contacted by the Company or the Affiliate or any of its affiliates, officers, directors, employees, shareholders, agents or representatives during the period that Participant was an employee of the Company or the Affiliate for the purpose of soliciting business in connection with the business of the Company or the Affiliate. The prohibitions contained in this Article VI do not apply to purely social contacts and shall only apply to those persons or entities which Participant knows, or reasonably should know, are potential customers, pursuant to this Section 6.02.

        Participant agrees that the non-competition and non-solicitation restrictions in this Article VI are ancillary to an otherwise enforceable agreement and are supported by independent valuable consideration. Participant further agrees that the limitations as to time, geographical area, and scope of activity to be restrained by this non-competition restriction are reasonable and acceptable to him, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company and/or the Affiliate. Participant agrees that, if at some later date a court or arbitrator of competent jurisdiction determines that the non-competition restriction set forth in this Paragraph is unreasonable or unenforceable as written, the non-competition restriction may be reformed by the court or arbitrator and enforced to the maximum extent permitted by law. If Participant is found to have violated any of the non-competition and non-solicitation restrictions in this Article VI, Participant agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation. It is intend that that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenant so that the Company and/or the Affiliate may obtain the full and reasonable protection for which it contracted and so that Participant may not profit by any breach.

        Section 6.03.    Survival.    The Participant's obligations under this Article VI shall survive the termination of his employment with the Affiliate and/or the Company and are not assignable by him. The Participant's obligations under this Article VI are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Company and/or the Affiliate under general legal or equitable principles, or other policies implemented by the Company and/or the Affiliate.

ARTICLE VII.
AMENDMENT AND TERMINATION

        Section 7.01.    Amendment of the Plan.    This Plan may be amended in any respect, with respect to one or more Participants (which need not be treated uniformly), in the sole discretion of the Board; except, notwithstanding the foregoing, without the written consent of an affected Participant, the Board may not (i) amend Section 5.05, nor (ii) amend the Plan in a way which would reduce the amount of Benefits to which a Participant would be entitled, under the terms of the Plan as in effect on the day prior to the effective date of such amendment, as a result of the occurrence of whichever of the following produces the greatest Benefit for such Participant: either (iii) such Participant had experienced a Termination of Service, or (iv) the Plan had been terminated, in each case on the day prior to the later of (v) the date of adoption, or (vi) the effective date, of such amendment. If the Plan is amended or terminated by action of the Board, unless otherwise expressly provided, the Plan shall be treated as so amended or terminated by each Affiliate who is an Employer.

        Section 7.02.    Termination of the Plan.    It is the present intention of the Company to maintain this Plan indefinitely; however, the Board shall have the right in its sole discretion, without prior notice and without cause, but subject to the provisions of Section 5.05, which Section, without limitation, may not be amended with respect to a Participant without the written consent of such affected Participant, to terminate this Plan, in whole or in part, at any time.

ARTICLE VIII.
MISCELLANEOUS

        Section 8.01.    Nontransferability.    Subject to Section 9.01, no assignment or transfer of Benefits, whether voluntary or involuntary, by operation of law or otherwise, shall vest in any assignee or transferee any interest or right whatsoever in Benefits hereunder.

        Section 8.02.    No Claim or Right.    Neither this Plan nor any action taken hereunder shall be construed as giving any person either the right to be designated as a Participant or the right to be retained in the employ of the Company and/or the Affiliate.

        Section 8.03.    General Creditors.    Without limitation, all Policies held by the Company are subject to the claims of the general creditors of the Company.

        Section 8.04.    Applicable Law.    THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS TO THE EXTENT NOT PREEMPTED BY THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

        Section 8.05.    Venue.    VENUE IN ANY LITIGATION, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN LUBBOCK COUNTY, TEXAS. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH LITIGATION, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (a) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (b) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (c) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

        Section 8.06.    Gender and Number.    Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural. Titles of Articles and Sections are for general information only, and this Plan is not to be construed by reference thereto.

        Section 8.07.    Unsecured Interest.    Without limitations, no Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company or in any Policy hereunder.

        Section 8.08.    Employment.    Neither this Plan nor any action taken hereunder shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, or confer upon any Participant any right to continue in the employ of the Company and/or the Affiliate.

        Section 8.09.    Effect on Other Company Benefit Plans.    Neither this Plan nor any action taken hereunder shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of his Employee's existing or future compensation structure.

        Section 8.10.    Binding Obligation of the Company and any Successor in Interest.    The Plan shall be binding upon all persons entitled to Benefits under the Plan, their respective heirs and legal representatives, upon the Company, each affiliate who is a Employer, and their successors and assigns, and the Compensation Committee, and their successors.

        Section 8.11.    Severability.    In the event any provision of the Plan shall be held invalid or illegal for any reason, such determination shall not effect the remaining provisions hereof, but instead the Plan shall be construed and enforced in such a manner as to result in a valid application of such provision in the context of the intents and purposes of the Plan.

ARTICLE IX.
BENEFICIARIES

        Section 9.01.    Beneficiary Designation.    Each Participant may from time to time designate, in writing, any person or persons, contingently or successively, to whom his Benefits under the Plan will be paid in the event of his or her death. The Compensation Committee will prescribe the form for the written designation of Beneficiary and, upon the Participant's filing the form with the Compensation Committee, the form effectively revokes all designations filed prior to that date by the same Participant.

        Section 9.02.    No Beneficiary Designation/Death of Beneficiary.    The Participant may name a beneficiary and a contingent beneficiary to receive Benefits payable on his Death on such form as the Compensation Committee shall provide, provided such form mail be filed with the Compensation Committee prior to such Participant's death, and only the last form filed with the Compensation Committee prior to his Death shall be considered properly filed. If a Participant fails to name a Beneficiary, or if the Beneficiary named by a Participant predeceases him, or if the Beneficiary designation is invalid or void, the Participant's Benefit will be paid to the Participant's spouse, and in the absence of a surviving spouse, then to such Participant's estate.

        Section 9.03.    Personal Data to Compensation Committee.    The provisions of this Plan are effective for the benefit of each Participant (and Beneficiary) upon the condition precedent that such Participant (or Beneficiary) will furnish promptly full, true, and complete evidence, data, and information when requested by the Compensation Committee.

        Section 9.04.    Address for Notification.    Each Participant and each Beneficiary of a deceased Participant must file with the Compensation Committee from time to time, in writing, his post office address and any change of post office address. Any communication, statement, or notice addressed to a Participant, or Beneficiary, at his last post office address filed with the Compensation Committee, or as shown on the records of the Company, binds the Participant, or Beneficiary, for all purposes of this Plan.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the            day of                        , 2002, pursuant to prior action taken by its Board.

STATE NATIONAL BANCSHARES, INC.
By:	/s/ DON E. COSBY, EVP
Name:
Title:
By:	/s/ BARRY W. ALLISON
Name:
Title:

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  Exhibit 10.4
STATE NATIONAL BANCSHARES, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
TABLE OF CONTENTS
ARTICLE I.
ARTICLE II. DEFINITIONS
ARTICLE III. ADMINISTRATION
ARTICLE IV. PARTICIPATION
ARTICLE V. BENEFITS
ARTICLE VI. PARTICIPANT COVENANTS—FORFEITURE
ARTICLE VII. AMENDMENT AND TERMINATION
ARTICLE VIII. MISCELLANEOUS
ARTICLE IX. BENEFICIARIES